SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2006

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-31680 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

        On June 26, 2006, members of management of Bradley Pharmaceuticals, Inc., including Daniel Glassman, Chairman of the Board, President and Chief Executive Officer, Bradley Glassman, Senior Vice President, Sales and Marketing, Alan Goldstein, Vice President, Corporate Development and Charles Darder, Director of Finance, met with certain investors.

        In response to questions relating to the Bradley’s estimation of return reserves in general, the following was stated:

        Consistent with Generally Accepted Accounting Principles (“GAAP”), Bradley estimates product return reserves or provisions in order to report net sales. The current quarter’s estimate is primarily calculated by taking the return reserve from the year ended December 31, 2005, adding the current quarter’s estimate (or provision) and subtracting actual returns recorded during the quarter. The current quarter’s estimate (or provision) for future returns is based on gross sales recorded during the quarter, historic rates of returns (adjusted as appropriate to reflect changes in information underlying the previous periods assumptions based on most current experience), and the estimated inventory in the channel. Current estimated inventory in the channel for the current quarter is used to calculate the current quarter’s estimate (or provision) for future returns so that a return reserve for a specific product does not exceed the estimated inventory in the channel for that product for the current quarter.

        When and if historical returns for a given product change in such a manner as to confirm or revise a trend in historical rates of return, Bradley will revise relevant return reserves, on a product by product basis, to give effect to then current rates of return, which revision(s) will be reflected by a corresponding increase or decrease in net sales. As previously reported, Bradley has entered into Distribution and Service Agreements with its principal wholesalers, which agreements require the reduction of inventory to agreed levels. Bradley believes that although these Distribution and Service Agreements contributed to an increase in returns in 2005 and continued through first quarter 2006, the historic rate of returns for some of its product lines will decrease over time.

        In response to questions relating to the increase in return reserves for the three months ended March 31, 2006, the following was stated:

        Bradley believes that its current return reserve accounts for approximately 74% of the estimated inventory in the channel. The return reserve takes into account actual returns from wholesalers and retailers as well as returns in transit to which Bradley has been notified.

        For the three months ended March 31, 2006, Bradley increased its return reserve by approximately $2.6 million to $27.5 million from $24.9 million at December 31, 2005. Of the total increase in return reserve, $1,218,000 is associated with the Adoxa® product line (excluding Adoxa® 150), reflecting the potential introduction of generic competition for Adoxa® 75mg ($615,000), coupled with the existing generic competition for Adoxa® 100 mg and Adoxa® 50 mg ($603,000). The increase in aggregate return reserve also reflects an increase of $775,000 for Adoxa® 150, $433,000 for KeralacTM Nailstik, and $330,000 for

Keralac® Ointment. The aggregate return reserve was partially offset by decreases in return reserves for other products totaling $141,000.

        Gross sales of Bradley’s KeralacTM Nailstik , KeralacTM Ointment and Adoxa® 150 mg increased during the three months ended March 31,2006. While no generic competition currently exists for these products, because Bradley’s return reserve calculations are based in part on a fixed percentage of gross sales based on actual past experience, these increased sales required Bradley to record an increase in the return reserve for these products.

        In response to questions relating to actual product returns for the three months ended March 31, 2006, the following was stated:

        Actual returns for the three months ended March 31, 2006 were approximately $6.0 million. These returns primarily consisted of Carmol® 40 of $1.8 million, Zoderm® of $1.2 million, LidaMantle® of $487,000, Adoxa® of $400,000, Solaraze® of $431,000, Zonalon® of $255,000, Anamantle® of $606,000, Deconamine® of $181,000 and other products totaling $640,000.

        In response to questions relating to the increase in allowance for doubtful accounts for the three months ended March 31, 2006, the following was stated:

        Bradley’s allowance for doubtful accounts for the three months ended March 31, 2006 increased by $713,000 from December 31, 2005, primarily due to in increase in customer short payments, which reflects the failure of certain customers to pay invoice amounts in full when due.

        In response to questions relating to the increase in interest expense for the three months ended March 31, 2006, the following was stated:

        Bradley’s interest expense for the three months ended March 31, 2006 was $3.1 million, an increase of $1.4 million compared to the three months ended March 31, 2005. The increase in interest expense resulted from higher interest rate on Bradley’s new credit facility, payment of default interest under the new credit facility, and the expensing of deferred financing costs.

        In response to questions relating to the increase in Bradley’s cash position since March 31, 2006, the following was stated:

        As of May 31, 2006, Bradley had approximately $70 million in cash and cash equivalents, short-term investments and restricted cash and investments, an increase of approximately $8 million from March 31, 2006. This increase in cash resulted from ordinary and continuing business activities.

        In response to questions relating to Bradley’s strategy, the following was stated:

        Consistent with Bradley’s stated Acquire, Enhance, Grow strategy, Bradley continually explores acquisition and licensing opportunities, both large and small, domestic and international.

        The furnishing of these statements is not an admission as to the materiality of any of the information contained in these statements.

Item 8.01 Other Events.

        On June 26, 2006, counsel to Bradley was notified that Costa Brava Partnership III L.P. had voluntarily dismissed its action, Costa Brava Partnership III L.P. v. Bradley Pharmaceuticals, Inc., originally filed in the United States District Court for the District of Massachusetts, without prejudice.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

	By:	/s/ Daniel Glassman Chairman of the Board, President and Chief Executive Officer

Dated: June 26, 2006